Exhibit 10.18(H)

FOURTH AMENDMENT

TO SEARCH AND ADVERTISING SERVICES AND SALES AGREEMENT

This Fourth Amendment to Search and Advertising Services and Sales Agreement (this “Fourth Amendment”) is entered into to be effective as of December 13, 2010 (“Fourth Amendment Effective Date”) by and between Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Microsoft Corporation, a Washington corporation (“Microsoft”).

WHEREAS, Yahoo! and Microsoft are parties to that certain Search and Advertising Services and Sales Agreement, entered into as of December 4, 2009, as amended (collectively, the “Agreement”); and

WHEREAS, Yahoo! and Microsoft desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the same meanings given in the Agreement.

2. API Calls. Section 2.4.6 of the Agreement is amended by replacing the words “calendar quarter prior to the Effective Date” in the fourth and seventh sentences with the words “the second calendar quarter of 2010.” Yahoo! represents that the Historical Call Rate during the second calendar quarter of 2010 is consistent with Yahoo!’s past practices (including those of the calendar quarter prior to the Effective Date) and that Yahoo! did not materially change the Historical Call Rate after the Effective Date.

3. Revenue from Party’s Own Paid Listings. The third sentence of Section 2.4.15(e) of the Agreement is deleted and replaced with the following:

“Each party must pay for its own Paid Listings (i.e., neither party will extend itself any favorable pricing and will be billed for its Paid Listings the same as any other Customer) and revenues will be allocated between the parties in accordance with this Agreement as if such revenues were gross revenues earned from the Services.”

4. Other Costs. The parties agree to waive the $50 million limit during each Annual Period set forth in Section 8.2.5(y) of the Agreement; provided, however, that this waiver does not alter or increase the $150 million aggregate total reimbursable expenses limit set forth in Section 8.2.5.

5. [*]. The first sentence of Section 10.2.4 shall be deleted and replaced with the following:

“[*].”

6. [*]. The third sentence of Section 10.2.5 of the Agreement is deleted and replaced with the following:

“[*].”

Confidential	-1-

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

7. [*].

(a) [*]. Section 10.2.6 of the Agreement is amended such that [*], is deleted and replaced with the following:

“[*].”

(b) [*]. Section 10.2.6 of the Agreement is amended such that [*], is deleted and replaced with the following:

“[*].”

8. Use of Covered Data. Section 13.2.2 of the Agreement is amended by deleting the fifth sentence in its entirety and replacing it with the following:

“In addition, and subject to the restrictions of this Section 13 (including, e.g., the prohibition on Microsoft’s use of Yahoo! Search Data in connection with display advertising services contained in Section 13.1.1), Microsoft may use Covered Data in connection with Paid Search Services, Contextual Advertising Services and Mobile Paid Search Services implemented in (1) the United States and Canada for the limited purposes stated in Exhibit K (and then only in the manner described therein) and (2) the United Kingdom, Ireland, France and India for the limited purposes stated in Exhibit K, Section A (Pooled Use of Covered Data for [*]) and then only in the manner described in Exhibit K, Section A.”

9. Advertiser Data. The second sentence of Section 3.2.11 of Exhibit I is deleted and replaced with the following: “Prior to the Migration of such Customer, Microsoft agrees to use Advertiser Data supplied by Yahoo! for such Customer for the sole purposes of planning and executing the Migration of such Customer and the Migration generally in the countries to which such Advertiser Data applies.”

10. Miscellaneous. This Fourth Amendment will be governed and construed, to the extent applicable, in accordance with the laws of the State of New York, without regard to its conflict of law principles. This Fourth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Fourth Amendment may be amended or modified only by a written agreement that (a) refers to this Fourth Amendment; and (b) is executed by an authorized representative of each party. This Fourth Amendment shall be binding on the parties hereto and their respective personal and legal representatives, successors, and permitted assigns. Except as expressly set forth herein, the Agreement remains in full force and effect and this Fourth Amendment shall not be construed to alter, amend or change any of the other terms or conditions set forth in the Agreement. To the extent of any conflict between this Fourth Amendment and any provisions of the Agreement, this Fourth Amendment shall control with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties by their duly authorized representatives have executed this Fourth Amendment as of the Fourth Amendment Effective Date.

Confidential	-2-

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.

YAHOO! INC.	MICROSOFT CORPORATION

By:	/s/ Mark Morrissey	By:	/s/ Greg Nelson
Name:	Mark Morrissey	Name:	Greg Nelson
Title:	SVP	Title:	General Manager, Search Alliance

Confidential	-3-

[*]	Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to omitted portions.